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                                                                    EXHIBIT 12.1

                    PRECISE TECHNOLOGY, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
             FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 AND
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, 1994, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)


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
                                                                                                    Unaudited Three
                                                                                                      Months ended         Unaudited
                                                  Year ended December 31,                               March 31,        Pro Forma
                                     --------------------------------------------------------      ------------------    Year Ended
                                                                                                                         December 31
                                       1992         1993         1994       1995        1996        1996        1997        1996
                                     ------        ------      ------      ------      ------      ------      ------      ------

Earnings before fixed charges:
  Net income (loss)                  $  409        $  421      $  950      $1,275      $  466      $  287      $  150      $ (423)
  Provision for income taxes            --             66         574         941       1,265         245         304         578
                                     ------        ------      ------      ------      ------      ------      ------      ------
Income before income taxes              409           487       1,524       2,216       1,731         532         454         155
Interest expense                        703           706         956         810       5,559         261       1,690       9,897
Interest portion of rental
  expenses                               75            88         124         103         304          76          84         304
Current period interest
  amortization of interest
  capitalized in prior periods           --            --          --           2           2          --          --           2
                                     ------        ------      ------      ------      ------      ------      ------      ------
Earnings before fixed charges         1,187         1,281       2,604       3,131       7,596         869       2,228      10,358
                                     ------        ------      ------      ------      ------      ------      ------      ------
Fixed charges
  Interest expense                      703           706         956         810       5,559         261       1,690       9,897
  Interest portion of rental
   expenses                              75            88         124         103         304          76          84         304
  Interest capitalized during
    the period                           --            --          17          --          --          --          --          --
                                     ------        ------      ------      ------      ------      ------      ------      ------
  Total fixed charges                   778           794       1,097         913       5,863         337       1,774      10,201

Excess of earnings to fixed
  charges                             $ 409         $ 487      $1,507      $2,218      $1,733       $ 532       $ 454       $ 157
                                      =====        ======      ======      ======      ======      ======      ======      ======

Ratio of Earnings to fixed
  charges                              1.5x          1.6x        2.4x        3.4x        1.3x        2.6x        1.3x        1.0x
                                     ======        ======      ======       =====      ======      ======      ======     =======
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